Exhibit 16.1

KPMG LLP 1601 Market Street Philadelphia, PA 19103-2499

April 16, 2019

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously the principal accountants for Destination Maternity Corporation (the “Company”) and, under the date of April 16, 2019, we reported on the consolidated financial statements of the Company as of and for the fiscal years ended February 2, 2019 and February 3, 2018. On April 10, 2019, we were notified that we would be dismissed upon the completion of our audit of the Company’s consolidated financial statements as of and for the fiscal year ended February 2, 2019 and the issuance of our report thereon, which occurred on April 16, 2019, concurrent with the filing of the Company’s Annual Report on Form 10-K. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated April 16, 2019, and we agree with such statements, except that we are not in a position to agree or disagree with: (i) the Company’s statement that the dismissal of KPMG was approved by the Audit Committee of the Board of Directors of the Company, (ii) the Company’s statements in Item 4.01(b).

Very truly yours,

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with

KPMG International Cooperative (“KPMG International”), a Swiss entity.